Exhibit 14.1

MICROFLUIDICS INTERNATIONAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

I.General Philosophy

Microfluidics International Corporation and our subsidiaries (“Microfluidics” or the “Company”) expect all of our employees, officers and directors to conduct themselves ethically and to use good judgment and common sense.  This Code of Business Conduct and Ethics (“Code of Business Conduct”) reflects business practices and principles that support this commitment, helping us make good decisions, take right actions and comply with the law.  More specifically, this Code of Business Conduct supports and promotes:

•	Honest and ethical conduct, including the handling of actual or apparent conflicts of interests, corporate opportunities, and gifts
•	Full, fair, accurate and timely and understandable disclosure in reports and documents filed with or furnished to the Securities and Exchange Commission and in our other public communications
•	Compliance with applicable laws, rules and regulations
•	Prompt reporting of violations of this Code of Business Conduct
•	Accountability and adherence to this Code of Business Conduct

You are responsible for reading, understanding and complying with this Code of Business Conduct.  If at any time you do not understand how the Code of Business Conduct applies, you should seek advice and guidance, with your supervisor or the Chief Accounting Officer, who is our compliance officer.  If you become aware of any violations or potential violations of the Code of Business Conduct, or if you have complaints or concerns regarding accounting, internal accounting controls and procedures or auditing matters, you must promptly notify the appropriate persons indicated in Section VII below.

This Code of Business Conduct does not describe every practice or principal related to honest and ethical conduct and is not the exclusive source of guidance and information regarding the conduct of our business.  In addition to this Code of Business Conduct, you should consult our other Company policies and procedures.

II.Applicability

This Code of Business Conduct is applicable to all directors, officers, and employees of Microfluidics.  This Code of Business Conduct is not a contract of employment or an assurance of continued employment.

III.	Honest and Ethical Conduct

A.Fair Dealing and Fair Competition

Each employee, officer and director should undertake to deal fairly with Microfluidics customers, suppliers, partners and competitors, in compliance with the law.  You should not take unfair advantage of another through deception, misrepresentation, manipulation, concealment, abuse of privileged information, or any other unfair business practices.

B.Conflicts of Interest

A “conflict of interest” occurs when your personal interest, or your obligations to another person or entity, interferes or appears to interfere in any way with the interests of Microfluidics.   This applies equally to your spouse or to any member of your immediate family.  You are expected to avoid all situations that might lead to a real or apparent conflict of interest. Any position or interest, financial or otherwise, which could conflict with your performance as an employee, officer or director of Microfluidics, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between Microfluidics, its customers, suppliers or competitors or otherwise reflects negatively on Microfluidics would be considered a conflict of interest.  Although it is not possible to list all actual or potential conflicts of interests, the following are examples that may, depending on the facts and circumstances, involve a conflict of interest:

•	Employment by, providing consulting services to, or service on the board of directors of a competitor, customer, supplier or other service provider
•	Owning directly or indirectly more than a nominal financial interest in a competitor, customer, supplier or other service provider
•	Soliciting or accepting gifts, loans or preferential treatment from any person or entity that does business or seeks to do business with Microfluidics
•	Taking personal advantage of corporate opportunities
•	Engaging in outside business activities if they would adversely affect your attendance or job performance at Microfluidics

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported to the Chief Executive Officer or Chief Accounting Officer.  Actual or potential conflicts of interest involving a director or executive officer should be reported to the Chairman of the Audit Committee.

C.Corporate Opportunity

You may not take personal advantage of opportunities related to Microfluidics’ business interests that are presented to you or discovered by you through your position at Microfluidics or use of Microfluidics property or information, without the prior written consent of the Board of Directors.  You may not use your position or Microfluidics property for improper personal gain.  You may not compete with Microfluidics in any way, including but not limited to, holding any employment, managerial, directorial, consulting or other position or financial interest, other than a nominal financial interest, in a competitor.

D.Gifts, Meals, and Entertainment

Business gifts and entertainment can promote general business goodwill.  Business gifts and entertainment should be consistent with customary practice, reasonable for the circumstances and not excessive.  They should not violate law or create an appearance of impropriety. Unless express permission is received from the Chief Executive Officer, Chief Accounting Officer or Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not excessive in value (i.e. less than $100).  Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties.

Special laws apply when dealing with public officials and when conducting business with government entities.  What is acceptable in commercial business may be unacceptable in dealings with government officials.  Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is an illegal act.  Employees must never offer money or anything of value to a government official in an effort to obtain special advantage or in an attempt to improperly influence the official’s acts or decisions.  Employees must obtain written approval from the Chief Executive Officer, Chief Accounting Officer, or, in the case of an executive officer or director, the Audit Committee, before giving anything of value to a government official.

You should consult with the Chief Executive Officer or Chief Accounting Officer concerning any proposed gift or entertainment if you are uncertain about its appropriateness.

IV.Public Disclosures

A.Full, fair, accurate, timely and understandable disclosures

As a public company, Microfluidics files or furnishes periodic reports and other documents with the Securities and Exchange Commission. It is Microfluidics policy to ensure that these documents  include full, fair, accurate, timely and understandable disclosures. Microfluidics maintains disclosure controls and procedures to help ensure that information is made available to the Company’s management to allow timely decisions regarding disclosure.   We expect you to strictly follow these disclosure controls and procedures to ensure that the Company maintains full, fair, accurate, timely and understandable disclosures in its periodic reports and other documents filed or submitted to the Securities and Exchange Commission.

B.Accuracy and Integrity of Books and Records

Microfluidics books and records must accurately reflect the nature of the transactions recorded.   The Company relies on this information when making business decisions and disclosures to its stakeholders, including its stockholders.  Microfluidics maintains internal controls and procedures designed to assure the completeness and accuracy of financial and other records.  Internal controls are systems and processes that combine policies, authorizations and procedures with proper accounting and management tracking and are designed to ensure that business operations are properly managed.  We expect you to follow these internal controls and procedures. In this light:

•	All assets and liabilities must be properly recorded in the Company’s books, records, and reports
•	No undisclosed or unrecorded fund or asset shall be established in any amount for any purpose
•	No transaction or arrangement shall be structured that circumvents Microfluidics internal controls
•	No false or artificial entries shall be made for any purpose
•	No payment shall be made with the understanding that it will be used for any purpose other than disclosed by the supporting documentation
•	You may not assist another in any of the above

C. Public Disclosures

To maintain fair and accurate public communications and otherwise comply with applicable law, rules and regulations, Microfluidics has established policies regarding communications with the public, the press, market professionals, including analysts, institutional investors and advisors, and stockholders. Only the Chief Executive Officer or Chief Accounting Officer, or their authorized designates, are authorized to speak on behalf of the Company.  If you receive calls from or inquiries from the public, the press, market professionals, or stockholders, you should refrain from discussing any matters with these individuals and refer the call to the Chief Executive Officer or Chief Accounting Officer.  All communications to public audiences, including at scientific conferences or trade shows, requires the prior approval of the Chief Executive Officer or Chief Accounting Officer.

V.Compliance with Law

A. General Statement

Microfluidics is subject to a wide variety of legal requirements.  Complying with both the letter and the spirit of these legal requirements is the foundation of this Code of Business Conduct.  You are required to understand the legal and regulatory requirements applicable to your area of responsibility and to obey all applicable legal requirements at all time.  Microfluidics conducts periodic training sessions with respect to laws, rules and regulations associated with your employment, including insider trading laws.  If you have any questions in the area of legal compliance, you should promptly contact the Chief Accounting Officer.

B.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct Microfluidics business.  All non-public information about Microfluidics or about companies with which Microfluidics does business is considered confidential information for this purpose.  To use material non-public information in connection with buying and selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. Microfluidics has adopted a separate insider trading policy with which you are expected to comply as a condition of your employment with the Company. You should consult that insider trading policy for more specific information on the definition of “inside” information and on buying and selling Microfluidics’ securities or securities of companies with which Microfluidics does business.

C.Confidentiality

One of the Company’s most valuable assets is our confidential information, including our intellectual property.  The confidential information that Microfluidics creates or gathers is paramount to its success.  “Confidential Information” includes all non public information that might be of use to competitors or harmful to Microfluidics or its customers if disclosed, including but not limited to, information about employees, inventions, technical specifications, new products, strategic business plans, contracts, pricing information, and mergers and acquisitions.  You must maintain and safeguard the Company’s confidential information.  You must not disclose confidential information to anyone outside the Company, including to family and friends, except when disclosure is required for business purposes, and only then, when proper steps have been taken to keep the information confidential, including, if appropriate, a confidentiality agreement.  Within the Company, you must only disclose such confidential information to those persons who have a need to know such information for performing their job.

You must also maintain the confidentiality of information received from third parties, including customers and suppliers.  However, you must not accept non-public information provided by a customer, supplier or other party with the condition or understanding that you will keep such information confidential, unless such information is subject to a written confidential disclosure agreement approved by the Chief Executive Officer or Chief Accounting Officer.

VIEmployees and Resources

A.Protection of Our Employees

Microfluidics is committed to providing a workplace that is free of discrimination and harassment.  It is illegal and against Company policy to discriminate or harass someone based on race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status, marital status or other characteristic protected by law.  You are responsible for behaving professionally at all times and for avoiding any conduct that is discriminatory or harassing.

B.	Safety in the Workplace

The safety of all employees is of utmost concern for everyone. Employees must observe prescribed safety and health guidelines and notify supervisors or safety managers of unsafe working conditions, equipment or practices. Employees must also comply with all applicable laws, regulations and internal guidelines regarding environmental protection, handling of hazardous materials and disposal of waste.

C.	Protection and Proper Use of Company Assets

You are expected to protect Company assets and use those assets in the matter intended.  Theft and waste of Company assets has an impact on the Company’s financial condition.  It is expected that employees will use Company assets only for legitimate business purposes, although incidental personal use may be permitted.

VII.Accountability and Adherence

A.Reporting Violations or Potential Violations

We believe that honesty, adherence to high ethical standards and compliance with the law on the part of all of our directors, officers and employees are key to our success.  Each of us shares in the responsibility to live up to and support these values.  If you become aware of a violation, or potential violation, of this Code of Business Conduct, or any Company policy, you must promptly notify the Chief Executive Officer or the Chief Accounting Officer.  If you wish to remain anonymous, you may send a letter to the Chief Executive Officer or Chief Accounting Officer.  If you choose to make any anonymous report, you should provide as much detail as reasonably possible, including copies of any documents that you believe may be relevant to the issue.

If the matter involves the Chief Executive Officer or the Chief Accounting Officer, or if the matter involves accounting, internal controls or auditing matters, you should report the matter to the Audit Committee of the Board of Directors.  The Audit Committee of the Board of Directors may be contacted as follows:

Microfluidics International Corporation
Audit Committee Chairman
C/o Posternak Blankstein & Lund LLP
The Prudential Tower, 33rd Floor
800 Boylston Street, Boston MA 02199
Attn: Donald H. Siegel, P.C.

You may also email the Audit Committee Chairman at the following address auditcommitte@mfics.com.  Microfluidics will not take any adverse action against you for making a good faith report of a possible violation or participating or assisting in good faith in the investigation of an alleged violation, whether or not it is ultimately determined that there was a violation.   You should not conduct any investigation on your own but should follow the reporting procedures set forth above.

B.Investigations and Discipline

Microfluidics will promptly investigate all alleged violations and potential violations of this Code of Business Conduct, or any related Company policy or procedure.  Any allegations will be treated confidential, to the extent consistent with Microfluidics interest and its legal obligations.   The Board of Directors or the Audit Committee will be responsible for investigating violations and determining appropriate disciplinary action for matters that involve the Board of Directors or the executive officers of the Company.  The Chief Executive Officer and Chief Accounting Officer will be responsible for investigating and determining appropriate disciplinary action for other employees.   The Chief Executive Officer and Chief Accounting Officer will provide periodic reports to the Audit Committee of any reports of violations of the Code of Business Conduct and the actions taken with respect to the reports.

Consistent with legal requirements, the Company will take appropriate actions against any director, officer, or employee who violates this Code of Business Conduct or any Company policy or procedure.  Disciplinary action may include dismissal.

C.Interpretation of this Code

If you have any questions about the meaning or application of this Code of Business Conduct, you should consult the Chief Accounting Officer, who is our compliance officer.  Our Chief Accounting Officer may be reached at 617-969-5452 (ext 243).

VIII.Waivers and Amendments

Any waiver of our Code of Business Conduct for an executive officer or member of the Board of Directors may be made only by the Board of Directors.  If the Board of Directors determines to waive the application of any provision of this Code of Business Conduct for an executive officer or member of the Board of Directors, the Company shall make public disclosure of the waiver, as and to the extent required by applicable laws, rules and regulations.

Any waiver of our Code of Business Conduct for an employee other than an executive officer or director may be approved by our Chief Executive Officer or Chief Accounting Officer.  The Chief Executive Officer and Chief Accounting Officer shall report any waivers of the Code of Business Conduct to the Audit Committee at the next meeting following the waiver.

The Company reserves the right to amend, alter or terminate this Code of Business Conduct at any time and for any reasons, subject to applicable law, rules and regulations.  The Company will publically disclose any amendments to this Code of Business Conduct to the extent required by applicable laws, rules and regulations.

IX.Certification

We will distribute this Code of Business Conduct to each employee, officer and director upon commencement of his or her services to Microfluidics.   A copy of this Code of Business Conduct will be available on our corporate website at www.mficcorp.com

All officers and employees must certify, in writing or electronically, that they have received, read, understood, and shall abide by this Code of Business Conduct.

Appendix A

Microfluidics International Corporation
Form of Certification for Code of Business Conduct and Ethics

Microfluidics International Corporation
Code of Business Conduct and Ethics
Acknowledgement and Agreement

I have received and reviewed the Code of Business Conduct and Ethics and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company's related policies and procedures. I acknowledge that the Code does not, in any way, constitute an employment contract or an assurance of continued employment or any other rights.

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Signature

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Type or Printed Name                                                                                     Date

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Address of workplace

Please complete and return this acknowledgement form to:
Chief Accounting Officer
30 Ossipee Road
PO Box 9101
Newton, MA 02464-9101